Exhibit 99.1

CONTACT:	Glen L. Ponczak-media	RELEASE: January 18, 2005
(414) 524-2375
Denise M. Zutz-investors
(414) 524-3155

JOHNSON CONTROLS REPORTS FIRST QUARTER EARNINGS OF $.87;
FULL-YEAR OUTLOOK CONFIRMED

     MILWAUKEE, WISCONSIN, January 18, 2005 ... Johnson Controls, Inc. (JCI) today reported that net income rose 2% on a sales rise of 11% for the first quarter of fiscal 2005. The company also confirmed its previous outlook for the full year.

     Chairman and Chief Executive Officer John M. Barth said, “We are pleased that our first quarter results were in line with our forecast for sales growth and solid operating results despite difficult market conditions. We believe that as the year progresses, our quality and cost improvement initiatives will enable us to achieve another year of record results. ”

First-Quarter Results

     For the three months ended December 31, 2004, sales increased 11% to $7.0 billion from $6.3 billion last year, reflecting growth by both the automotive and controls businesses. The effect of foreign currency translation added approximately $240 million to sales in the current quarter.

     As projected by the company in October 2004, operating income declined from the record level a year ago. Operating income was $245.4 million, 3% below the prior year’s $253.8 million.

     Miscellaneous-net expense declined nearly $20 million over the prior year primarily due to lower foreign currency losses. The base effective tax rate declined to 26.5% (including continuing and discontinued operations) from 29%. Additional one-time tax benefits were $11.5 million in the current quarter, down from $17.0 million a year ago.

     Income from continuing operations increased to $160.5 million ($.83 per diluted share) compared with $159.2 million ($.83 per diluted share) for the prior year. Net income increased 2% to $168.4 million ($.87 per share) from $164.5 million ($.86 per share) reported for the first quarter of 2004.

     On January 10, the company announced an agreement to sell its engine electronics business for approximately 330 million euro. The first-quarter earnings for this business have been reported separately as discontinued operations in the Consolidated Statement of Income.

-more-

January 18, 2005

     Automotive Group sales for the first quarter of fiscal 2005 increased 11% over the prior year primarily due to new interior systems business, the benefit of foreign currency translation, and higher battery sales. Industry vehicle production was down 2.4% in North America and is estimated to be down 2% from the prior year in Europe. While operating income increased 2% from the prior year, operating margin declined as price reductions and higher raw material costs outweighed the benefits of the higher volume and operational improvements.

     Controls Group sales to the nonresidential buildings market increased 9% over the prior year due to higher revenues associated with facility management contracts, the benefit of foreign currency translation, and stronger system installation and services sales. Operating income was $11.8 million below the prior year amount due to expenses associated with cost reduction and growth initiatives.

     The backlog of uncompleted control system installation contracts at the end of the quarter was 10% higher than one year ago. The company achieved double-digit growth in orders in both North America and Europe reflecting an acceleration in demand in the domestic new construction market as well as success in penetrating the systems and technical services markets.

     Capital expenditures in the current quarter of $144 million were down from $199 million last year. Total debt to total capitalization decreased to 33.3% from 33.9% at September 30, 2004.

Outlook

     Johnson Controls confirmed its outlook for the full year of 2005, including sales growth of 8-10% and double-digit increases in operating and net income.

     “As we indicated three months ago,” Mr. Barth said, “our full-year outlook assumes that Johnson Controls will again outperform in its markets despite challenging conditions. Uncertainties continue in the automotive industry both with respect to vehicle sales and production schedules, as well as with markedly higher raw material costs. These issues remain as risks to our Automotive Group forecast for 8-10% sales growth and a slight improvement in operating margin. While some negative pressure on our second-quarter Automotive Group performance is likely, we believe that our focus on operational improvements and exceeding our customers’ expectations will enable us to complete the year in line with our plans.”

     Mr. Barth added that “We are also maintaining our guidance for our Controls Group, with sales growth of 8-10% and a moderate decline in operating margin. We are encouraged by the growth in first-quarter orders, and we are confident that our strategies to improve our operational performance will produce significant increases in controls sales and operating income in the second half of this year.”

-more-

January 18, 2005

     Mr. Barth concluded, “We appreciate the support of our customers, employees, and suppliers as we work to become even stronger partners with each of them. Our commitment to their success should enable us to sustain our track record for achieving superior shareholder returns.”

Fiscal 2005 Full-Year Financial Estimates(1)
(dollars in millions)

Forecasts for fiscal 2005 are unchanged from guidance issued October 8, 2004 except where noted.

Consolidated sales growth	8-10%
Consolidated operating income growth	10-12%
Interest expense, net of interest income	$115-120(2)
Base effective income tax rate	26.5%(3)
Minority interests in net earnings of subsidiaries	$80-90
Net income growth	In excess of operating income growth
Capital expenditures	$725-775
Depreciation	$650-665(4)
Total debt to total capitalization	Below 30%

(1) Assumption for the relationship between the Euro and the U.S. Dollar changed from $1.20 to $1.30.

(2) Decreased from $125-130 million.

(3) Base rate includes continuing and discontinued operations. Incremental one-time benefits in near-term periods are possible due to adjustments related to valuation reserves and audit settlements.

(4) Decreased from $685-705 million.

     Johnson Controls has made forward-looking statements in this document pertaining to its financial results for fiscal 2005 that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “forecasts,” “expects,” “outlook” or similar expressions. For those statements, the company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the ability to increase prices due to higher raw material costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, as well as those factors discussed in the company’s Form 8-K (dated October 26, 2004) could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.

     Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

- MORE -

JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data; unaudited)

	Three Months
	Ended December 31,
	2004	2003
Net sales
Products and systems*	$6,016.4	$5,428.8
Services*	959.1	864.1

	6,975.5	6,292.9

Cost of sales
Products and systems	5,327.6	4,728.1
Services	805.1	720.7

	6,132.7	5,448.8

Gross profit	842.8	844.1

Selling, general and administrative expenses	597.4	590.3

Operating income	245.4	253.8

Interest income	4.4	1.9
Interest expense	(30.9)	(27.2)
Equity income	15.8	17.8
Miscellaneous — net	(4.6)	(24.6)

Other income (expense)	(15.3)	(32.1)

Income from continuing operations before income taxes and minority interests	230.1	221.7

Provision for income taxes	48.6	47.0
Minority interests in net earnings of subsidiaries	21.0	15.5

Income from continuing operations	160.5	159.2

Income from discontinued operations, net of income taxes	7.9	5.3

Net income	$168.4	$164.5

Earnings available for common shareholders	$168.4	$162.7

Earnings per share from continuing operations
Basic	$0.84	$0.87

Diluted	$0.83	$0.83

Earnings per share
Basic	$0.88	$0.90

Diluted	$0.87	$0.86

*	Products and systems consist of Automotive Group products and systems and Controls Group installed systems. Services are Controls Group technical and facility management services.

The accompanying notes are an integral part of the financial statements.

JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions; unaudited)

	December 31,	September 30,	December 31,
	2004	2004	2003
ASSETS
Cash and cash equivalents	$240.7	$169.5	$302.6
Accounts receivable — net	3,994.7	4,073.6	3,410.7
Costs and earnings in excess of billings on uncompleted contracts	362.0	328.6	318.7
Inventories	949.8	887.2	810.7
Assets of discontinued operations	427.3	395.1	367.7
Other current assets	882.4	780.0	790.5

Current assets	6,856.9	6,634.0	6,000.9

Property, plant and equipment — net	3,614.1	3,473.3	3,079.5
Goodwill — net	3,756.3	3,609.1	3,143.7
Other intangible assets — net	298.2	290.3	267.1
Investments in partially-owned affiliates	325.3	314.9	425.9
Other noncurrent assets	825.8	769.2	753.8

Total assets	$15,676.6	$15,090.8	$13,670.9

LIABILITIES AND EQUITY
Short-term debt	$901.9	$813.3	$717.6
Current portion of long-term debt	217.5	226.8	130.9
Accounts payable	3,528.6	3,670.6	3,177.6
Accrued compensation and benefits	603.5	639.2	472.4
Accrued income taxes	20.4	47.4	100.2
Billings in excess of costs and earnings on uncompleted contracts	218.8	197.2	204.4
Liabilities of discontinued operations	119.8	121.9	100.5
Other current liabilities	1,012.9	885.2	827.9

Current liabilities	6,623.4	6,601.6	5,731.5

Long-term debt	1,668.5	1,630.6	1,830.6
Postretirement health and other benefits	163.6	164.1	167.1
Minority interests in equity of subsidiaries	294.8	268.7	229.5
Other noncurrent liabilities	1,344.7	1,219.5	1,130.6
Shareholders’ equity	5,581.6	5,206.3	4,581.6

Total liabilities and equity	$15,676.6	$15,090.8	$13,670.9

The accompanying notes are an integral part of the financial statements.

JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions; unaudited)

	Three Months
	Ended December 31,
	2004	2003
Operating Activities
Income from continuing operations	$160.5	$159.2

Adjustments to reconcile income from continuing operations to cash provided by operating activities
Depreciation	158.7	140.1
Amortization of intangibles	6.8	5.7
Equity in earnings of partially-owned affiliates, net of dividends received	(15.3)	(4.4)
Minority interests in net earnings of subsidiaries	21.0	15.5
Deferred income taxes	(0.4)	7.2
Other	(1.3)	2.7
Changes in working capital, excluding acquisition of businesses
Receivables	263.0	176.7
Inventories	(14.3)	10.7
Other current assets	(41.4)	30.3
Accounts payable and accrued liabilities	(334.7)	(375.5)
Accrued income taxes	16.8	43.8
Billings in excess of costs and earnings on uncompleted contracts	15.1	13.6

Cash provided by operating activities of continuing operations	234.5	225.6

Cash provided by operating activities of discontinued operations	0.1	21.4

Cash provided by operating activities	234.6	247.0

Investing Activities
Capital expenditures	(143.6)	(199.0)
Sale of property, plant and equipment	4.2	8.9
Acquisition of businesses, net of cash acquired	(33.1)	(36.6)
Recoverable customer engineering expenditures	(8.6)	(49.1)
Changes in long-term investments	(3.1)	4.6
Investing activities of discontinued operations	(2.0)	(4.0)

Cash used by investing activities	(186.2)	(275.2)

Financing Activities
Increase in short-term debt — net	86.6	584.7
Increase in long-term debt	3.4	49.9
Repayment of long-term obligations	(76.7)	(423.9)
Payment of cash dividends	(3.6)	(5.4)
Other	11.2	6.8
Financing activities of discontinued operations	1.9	(17.4)

Cash provided by financing activities	22.8	194.7

Increase in cash and cash equivalents	$71.2	$166.5

The accompanying notes are an integral part of the financial statements.

FOOTNOTES

1. Earnings Per Share

Basic earnings per share (EPS) are computed by dividing net income, after deducting dividend requirements on the Series D Convertible Preferred Stock, by the weighted average number of common shares outstanding. Diluted earnings are computed by deducting from net income the after-tax compensation expense which would arise from the assumed conversion of the Series D Convertible Preferred Stock, which was $0 and $0.1 million for the three months ended December 31, 2004 and 2003, respectively. Effective December 31, 2003, the Company converted all the outstanding Series D Convertible Preferred Stock and accordingly there was no after-tax compensation expense for the three months ended December 31, 2004. Diluted weighted average shares assume the conversion of the Series D Convertible Preferred Stock, if dilutive, plus the dilutive effect of common stock equivalents which would arise from the exercise of stock options.

	Three Months
	Ended December 31,
(in millions)	(unaudited)
	2004	2003
Weighted Average Shares
Basic	190.7	181.0
Diluted	193.6	191.8

Outstanding at period end	191.2	188.6

2. Discontinued Operations

On January 10, 2005, the Company announced that it will sell its engine electronics business to Valeo for approximately 330 million euro, or approximately $437 million. The transaction, which is subject to regulatory approvals, is expected to be completed in the second quarter of fiscal 2005. The engine electronics business generated revenues of approximately $425 million in fiscal 2004. This non-core business was a part of the Sagem SA automotive electronics business that was acquired in fiscal 2002.

3. Segment Information

	Three Months Ended
	December 31,
(in millions)	(unaudited)
	2004	2003	%
Sales
Automotive Group	$5,443.1	$4,886.0	11%
Controls Group	1,532.4	1,406.9	9%

Total	$6,975.5	$6,292.9

Operating Income
Automotive Group	$202.6	$199.2	2%
Controls Group	42.8	54.6	-22%

Total	$245.4	$253.8